Registration No. ________

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                         13-3152648
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)


                    200 NORTH WESTLAKE BOULEVARD, SUITE 202,
               WESTLAKE VILLAGE, CALIFORNIA 91362 (805) 381-2700
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ----------------------
                                  STEPHEN ROSS
                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                     200 NORTH WESTLAKE BOULEVARD, SUITE 202
                       WESTLAKE VILLAGE, CALIFORNIA 91362
                                 (805) 381-2700

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                             ----------------------
                                   Copies to:


                              MURRAY MARKILES, ESQ.
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                              CALCULATION OF REGISTRATION FEE

                                        Proposed Maximum   Proposed Maximum
  Title Of Shares      Account To Be     Aggregate Price       Aggregate         Amount Of
 To Be Registered       Registered        Per Unit (1)      Offering Price    Registration Fee

   Common Stock           901,000            $7.35            $6,622,350           $1,841

=================== ================== ================== ================== ==================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Registrant's Common Stock reported on the Nasdaq Small Cap Market on July 19, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                    PROSPECTUS

                      DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                          901,000 SHARES OF COMMON STOCK



    This is an offering of 901,000 shares of common stock of Dental/Medical Diagnostic Systems, Inc. The selling stockholders named in this prospectus are offering all of the shares to be sold in the offering. Dental/Medical will not receive any of the proceeds from the offering.

    The common stock is quoted on the Nasdaq SmallCap Market under the symbol "DMDS" and on the Boston Stock Exchange under the symbol "DMD." On July 19, 1999, the high and low prices of the Common Stock on the Nasdaq SmallCap Market was $7.50 and $7.19, respectively, and the bid and the ask prices of the Common Stock on the Boston Stock exchange was $7.06 and $7.69, respectively.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

    INVESTING IN THE SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                                  ---------------

                   The date of this prospectus is July 23, 1999

                                 TABLE OF CONTENTS

                                                                     PAGE


ABOUT DENTAL/MEDICAL DIAGNOSTIC SYSTEMS.................................4

RISK FACTORS............................................................5

USE OF PROCEEDS........................................................12

SELLING STOCKHOLDERS...................................................13

PLAN OF DISTRIBUTION...................................................14

WHERE YOU CAN FIND MORE INFORMATION....................................15

LEGAL MATTERS..........................................................16

EXPERTS................................................................16

                         ABOUT DENTAL/MEDICAL DIAGNOSTIC SYSTEMS

We design, develop, assemble and market high technology dental equipment and related consumables. Our best selling product during the 1998 fiscal year and the first and second fiscal quarter of 1999 has been our tooth curing and whitening lamp known as the "Apollo 95E." We also market and sell a line of whitening gels known as "Apollo Secret" for use with the Apollo 95E, and a line of composite materials known as "ASAP-Accelerated Solutions for Aesthetic Procedures," also for use with the Apollo 95E. In the second fiscal quarter of 1999, we launched a new tooth curing and whitening lamp known as the "Wavelight." In addition, we manufacture and sell intraoral camera systems, known as the "TeliCam II System," and "TeliCam Elite," and a multi-examination room intraoral camera system, known as the InTELInet, for use with the TeliCam II System and TeliCam Elite.

We have the exclusive rights to market products to the dental market incorporating certain digital x-ray technology developed by Suni Imaging Microsystems, Inc. Suni will keep the rights to developed microchip technology underlying the x-ray system it develops for us. Digital x-ray systems, including competitive systems currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. The technology developed for us by Suni will provide the following benefits:

    o   an improved image quality digital x-ray system;

    o   a price expected to be lower than competitive systems; and

    o database storage and recall of images for comparison purposes similar to competitive systems.

We plan to launch this product domestically beginning in the third quarter of 1999 and internationally if, and when, CE notification is received, but we do not guarantee that we will achieve this schedule.

Our customers are dentists located in the United States and internationally. In the United States, the United Kingdom and Germany, we sell directly to dentists. In the international marketplace, with the exception of the United Kingdom and Germany, we sell our products through independent dealers and distributors. Our products are not currently available through traditional retail channels.

Dental/Medical was organized in New York in 1981 under the name Edudata Corporation and reincorporated in Delaware in 1983. Dental/Medical's principal executive offices are located at 200 North Westlake Boulevard, Suite 202, Westlake Village, California 91362, (805) 381-2700.

                                      RISK FACTORS

    Investment in the shares covered by this prospectus involves a significant degree of risk. You should carefully consider all of the information in this prospectus, and, in particular, should evaluate the following risks related to an investment in the shares.


We have a limited operating history upon which to evaluate our likelihood of success.

We have only manufactured and distributed our TeliCam systems since October 1995 and manufactured and distributed our Apollo 95E since March 1998. Therefore, we have a limited relevant operating history upon which to evaluate the likelihood of our success. Factors such as the risks, expenses and difficulties frequently encountered in the operation and expansion of a relatively new business and the development and marketing of new products must be considered in evaluating the likelihood of success of our company.



We have a history of losses and accumulated deficit and this trend of losses may continue in the future.

For the period from October 23, 1995 to March 2, 1996 we had a net loss of $1,625,213. For the fiscal year ended December 31, 1997 we had a net loss of $2,044,729 and for the fiscal year ended December 31, 1998 we had a net loss of $1,816,702. At March 31, 1999, our accumulated deficit was $4,189,716. Our ability to obtain and sustain profitability will depend, in part, upon the successful marketing of our existing products and the successful and timely introduction of new products. Although the Company was profitable in the quarters ended December 31, 1998, March 31, 1999 and June 30, 1999 there can be no assurance that the Company will continue to be profitable.


Fluctuation in quarterly results may result in declines in our stock price.

Certain quarterly influences may affect our business. Sales are generally higher in the fourth quarter due to the purchasing patterns of dentists in the United States and are generally lower in the first quarter due primarily to the effect upon demand of increased purchases in the prior quarter. It is also expected that our business will experience lower sales in the summer months as a consequence of holiday vacations and a lesser number of trade shows. These fluctuations could result in significant fluctuations, including significant declines in our stock price.


One of our primary products has had a significant decline in sales and if this decline continues we may not be able to achieve profitability.

The TeliCam systems, together with related products such as the InTELInet system, and the Apollo 95E have been our primary products and during the last nine months have made up a substantial portion of our revenue. We believe that the market for intraoral cameras, such as the TeliCam systems, is a market that has declined. TeliCam systems sales have recently been below levels of prior comparable periods, a trend which we expect to continue.

As a result of the decline in sales of the TeliCam, our future depends on our ability to develop and introduce new products.

As a result of the decline in the intraoral camera market, our future depends upon our ability to develop and successfully introduce new products to make up for the diminished sales of the Telicam systems. Development of new product lines is risk intensive and often requires:

o       long-term forecasting of market trends;

o       the development and implementation of new designs;

o       compliance with extensive governmental regulatory requirements; and

o       a substantial capital commitment.


Also, the medical and dental device industry is characterized by rapid technological change. As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive or ensure that our products do not become obsolete. If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer requirements, or if there are any significant delays in product development or introduction, this could have a material adverse effect on our business.


If we are unable to raise additional capital to finance research and development of our new products we may be forced to forego the development of new products and possibly even limit current operations.

We anticipate that we will need additional capital during the calendar year 1999 to satisfy our expected increased working capital and research and development requirements for our planned new products. We are currently exploring alternatives to fulfill these requirements, but cannot assure you that additional financing will be available when needed or that, if available, it will be on terms favorable to us or our stockholders. If needed funds are not available, we may be required to limit or forego the development of new products or even limit current operations, which could have a material adverse effect on our business, operating results and financial condition. If we raise needed funds through the sale of additional shares of our common stock it may result in dilution to current stockholders.


We substantially depend upon third parties for several critical elements of our business, including the development and licensing for distribution of our products and if these third parties do not deliver we may be forced to limit operations.

We are dependent upon third party developers and suppliers for the development and manufacture of all of the components se use at our domestic and French facilities in assembling our dental equipment and for the development and manufacture of our consumable products. Outside of updating our current products, we do not develop any of our own technology; rather, we continually seek out third parties that own new and innovative technology that they may be willing to license to us or develop into new dental products under a development agreement. We have had problems in the past obtaining a marketable product from companies with whom we had entered into a licensing arrangement. We entered into a licensing arrangement with Ion Laser Technology under which ILT was unable to develop a product in accordance with the delivery schedule established by our agreement that met specifications; as a result, we were forced to find an alternative product from that which we had contracted for with ILT. The agreement with ILT was subsequently terminated in accordance with the terms of a settlement and release agreement entered into by the parties.

If we do not make certain required minimum royalty payments to Suni, we will lose our exclusive rights to the digital x-ray technology developed for us by Suni.

Under licensing and develop arrangements we have obtained exclusive marketing rights to products for the dental market incorporating certain digital x-ray technology developed by Suni Microsystems Imaging, Inc. We have paid significant non-refundable advances to, and are dependent upon Suni to successfully develop the digital x-ray technology and to commercialize the digital x-ray technology. We do not guarantee that Suni will be successful in this endeavor. If Suni should not develop a digital x-ray product which is accepted in the marketplace, and has sufficient sales to achieve profits, this could have a material adverse effect on our future prospects.

The government extensively regulates our products and failure to comply with applicable regulations could result in fines, suspensions, seizure actions, product recalls, injunctions and criminal prosecutions.

The United States Food and Drug Administration, as well as state and foreign agencies, regulate almost all aspects of our medical devices including:

o       entry into the marketplace;
o       design;
o       testing;
o       manufacturing procedures;
o       reporting of complaints;
o       labeling; and
o       promotional activities.

Under the Federal Food, Drug, and Cosmetic Act, FDA has the authority to control the introduction of new products into the marketplace. Unless specifically exempted by the agency, medical devices enter the marketplace through either FDA clearance of premarket approval application or FDA approval of an application for 510k clearance. FDA conducts periodic inspections to assure compliance with it's regulations.

Unless specifically exempted by FDA's regulations, we will need to file a 510(k) submission or premarket approval application for any new products developed in the future. The process of obtaining a clearance or approval can be time-consuming and expensive. Compliance with the FDA's regulatory requirements can be burdensome. We do not guarantee that the required regulatory approvals or clearances will be obtained. Any approval or clearance obtain from the FDA may include significant limitations on the use of the medical device which is the subject of the approval or clearance. In addition, in order to sell our products internationally we need to obtain the appropriate approvals of foreign regulators, none of which can be guaranteed to be received. The international regulatory review process varies from country to country. For example in Europe, the regulations of the European Union require that a device have a CE mark before it can be sold in that market, in Canada we need to obtain a Canadian Medical Device License and in Japan we need to obtain approval from the Japan Welfare. We cannot market a medical device in any particular market if the required approval or clearance is not granted. Inability to obtain such approval or clearance could result in a delay or suspension of the manufacture and sale of affected medical devices in that market. Any such delay or suspension would have a material adverse effect on our business. Also changes in existing regulations or the adoption of new regulations could make regulatory compliance by us more difficult in the future.

The failure to obtain the required regulatory clearances or to comply with applicable regulations could result in one or more of the following:

o      fines;
o      delays or suspensions of device clearances;
o      seizure actions;
o      mandatory recalls;
o      injunction action; and
o      criminal prosecution.

The loss of our chief executive officer could result in the loss of a significant portion of our business because of his personal relationships in the industry.

Our success is highly dependent upon our Chairman of the Board and Chief Executive Officer, Robert H. Gurevitch. Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business. The loss of service of Robert H. Gurevitch along with the loss of his numerous contacts and relationships in the industry would have a material adverse effect on our business. We have entered into an Employment Agreement with Robert H. Gurevitch under which he has agreed to render services to us until May 31, 2002. We have obtained "key person" life insurance on Mr. Gurevitch in the amount of $2,000,000, of which we are the sole beneficiary, but there can be no assurance that the proceeds of such insurance will be sufficient to offset the loss to us in the event of his death.


Our products have very limited patents protection, and therefore, they may not be adequately protected from copying by competitors.

Our future success and ability to compete is dependent in part upon our proprietary technology. The Apollo 95E is currently only protected by a patent in France. Patent protection is being sought in all of the countries of the world in which this technology can be marketed. There can be no assurance that patents outside of France will be granted for the Apollo 95E system, and if granted, the patents will provide adequate protection for our technologies. In addition, our proprietary technology for the TeliCam is not protected by any patents. Consequently, we rely primarily on trademark, trade secret and copyright laws to protect our technology. However, there can be no assurance that third parties will not try to copy our products. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technology overseas. We may not have adequate remedies if our proprietary rights are breached and therefore a breach of our proprietary rights could have a material adverse effect on our financial condition.


We are susceptible to product liability suits and if a lawsuit is brought against us it could result in us having to pay large legal expenses and/or judgments.

Although we have not yet had any product liability claims, because of the nature of the medical/dental device industry, there can be no assurance that we will not be subject to such claims in the future. Our products come into contact with more vulnerable areas of the human body, such as the mouth, tongue, teeth and gums, and, therefore, the sale and support of dental products makes us susceptible to the risk of such claims. A successful product liability claim or claim arising as a result of use of our products brought against us, or the negative publicity brought up by such claim, could have a material adverse effect upon our business. We maintain product liability insurance with coverage limits of $10,000,000 per occurrence and $11,000,000 per year. While we believe that we maintain adequate insurance coverage, we do not guarantee that the amount of insurance will be adequate to satisfy claims made against us in the future, or that we will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

The Year 2000 issue could have an impact on our information technology and non-information technology systems as well as those of our suppliers and/or customers, any of which could negatively affect sales of our products.

The Year 2000 readiness issue, which is common to most businesses, arises from the inability of information systems, and other time and date sensitive products and systems, to properly recognize and process date-sensitive information or system failures. Estimates of the potential cost and effects of Year 2000 issues vary significantly among businesses, and it is extremely difficult to predict the actual impact. Recognizing this uncertainty, management is continuing to actively analyze, assess and plan for various Year 2000 issues across its businesses.

The Year 2000 issue has an impact on both information technology systems and non-information technology systems, such as manufacturing systems and physical facilities including, but not limited to, security systems and utilities. We have tested all of our information technology systems and non-information technology systems for Year 2000 readiness. All of our non-information technology systems are Year 2000 compliant. With respect to information technology systems, as of June 30, 1999, our in-house data network is Year 2000 compliant. Also as of June 30, 1999, one-hundred percent of our workstations are Year 2000 compliant. Although our management believes that its efforts will be successful and the costs will be immaterial to our consolidated financial position and results of operations, it also recognizes that any failure or delay could cause a potential impact.

The Year 2000 readiness of our customers varies. We are not investigating whether or not our customers are evaluating and/or preparing their own systems to be Year 2000 compliant. These efforts by customers to address Year 2000 issues may affect the demand for certain products and services; however, the impact on our revenue is highly uncertain.

We have investigated the Year 2000 readiness of our key suppliers. Our direction of this effort is to ensure that there are adequate components and supplies available to us to minimize any potential business interruptions. Our assessment of our key suppliers is now complete and we have determined that our policy of maintaining an inventory of components and supplies sufficient to last a minimum of a one to three months will be adequate to minimize almost any potential business interruptions. We believe that our one to three month inventories will allow enough time for our suppliers to remedy Year 2000 problems that may arise in their respective businesses.


The Year 2000 issue presents a number of other risks and uncertainties that could impact us, such as public utilities failures, potential claims against us for damages arising from products and services that are not Year 2000 compliant, and the response ability of certain government commissions of the various geographic areas where Dental/Medical conducts business. While we continue to believe the Year 2000 issues described above will not materially affect our financial position, it remains uncertain as to what extent, if any, we may be impacted.

If we, our customers or suppliers are unable to resolve any Year 2000 compliance problems in a timely manner, we could face business interruptions or a shutdown, financial loss, regulatory actions, reputational harm and/or legal liability. We anticipate that we will have adequate components and supplies in our inventories to minimize any potential business interruptions that may result from Year 2000 compliance problems suffered by our suppliers. As a result, we have determined that we will not be developing any contingency plans that address a reasonably likely worst case scenario.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered by the selling stockholders under this prospectus. The Selling Stockholders will pay all costs, expenses and fees in connection with the registration of the shares offered under this prospectus.

                              SELLING STOCKHOLDERS

We are registering 901,000 shares of common stock on behalf of the selling stockholders named below. We issued the 901,000 shares of common stock in a private placement of our common stock that closed on July 16, 1999. We agreed to register the common stock on a Form S-3 Registration Statement.

We do not know if, when, or in what amounts the selling stockholders will sell shares of the common stock. Thus, we cannot estimate how many shares the selling stockholders will hold after completion of the offering.


                                                    Common Stock Owned Prior to the Offering
                                                   -----------------------------------------
                                        Number of                                       Number of
                                        Shares of               Percent of             Shares to be
                                      Common Stock                Class                    Sold
                                      ------------               --------               -----------

Valor Capital Management, L.P.           200,000                    3.2%                 200,000
Pharmaceutical and Medical
Technology Fund                          160,000                    2.5                  160,000
Strategic Health Care Fund                40,000                      *                   40,000
Hathaway Partners Investment
Limited Partnership                       15,000                      *                   15,000
Fran-Ann Fashions, Inc.                   50,000                      *                   50,000
Manhattan Group Funding                  136,000                    2.1                  136,000
Tallac Corporation                       100,000                    1.6                  100,000
Europa International, Inc.               200,000                    3.2                  200,000

---------------
* Less than 1%


                                  PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders. As used in this prospectus, the selling stockholders include donees and pledgees who are selling shares received from the selling stockholders after the date of this prospectus. The selling stockholders will pay all costs, expenses and fees in connection with the registration of the shares offered under this prospectus.

The shares may be offered and sold by the selling stockholders directly to purchasers or through one or more underwriters, brokers, dealers or agents, in one or more types of transactions:

        o    on the Nasdaq SmallCap Market or the Boston Stock Exchange,

        o    in negotiated transactions,

        o    through put or call options relating to the shares,

        o    through short sales of shares, or

        o a combination of these methods of sale, at market prices or at negotiated prices.

The selling stockholders have each advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

Any selling stockholder and any broker-dealers that act in connection with the sale of shares might be considered "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of the shares sold by them might be considered to be underwriting discounts or commissions under the Securities Act. Because any of the selling shareholders may be considered an underwriter within the meaning of
Section 2(11) of the Securities Act, each selling stockholder will be required to deliver a prospectus in connection with the sale of their respective shares.

If required, the following information will be disclosed in a prospectus supplement or, if necessary, an amendment to the registration statement:

        o    the specific shares to be sold,

        o    the respective purchase prices and public offering prices,

        o    the names of any agent, dealer or underwriter, and

        o    any applicable commissions or discounts.

                       WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov." You can also inspect such reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

        o Annual Report on Form 10-KSB for the year ended December 31, 1998. o Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

        o Current Report on Form 8-K filed on January 13, 1999. o Current Report on Form 8-K filed on March 19, 1999. o Description of our capital stock contained on page 44 of our amendment No. 2 on Form SB-2 filed on May 28, 1999 (File # 33-76977).


        o All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the offering of the common stock is terminated.

You may request a copy of the information incorporated by reference, at no cost, by contacting us at the following address or telephone number:

                  Bette Smith
                  Dental/Medical Diagnostic Systems, Inc.
                  200 North Westlake Boulevard, Suite 202
                  Westlake Village, California 91362
                  (805) 381-2700

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. No selling stockholder should make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                                  LEGAL MATTERS

Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered to Dental/Medical a legal opinion as to the validity of the common stock covered by this prospectus.


                                     EXPERTS

Our independent accountants, PricewaterhouseCoopers LLP, have audited the following financial statements as indicated in their reports prepared in connection with these financial statements:

        o our consolidated balance sheet as of December 31, 1997,

        o our consolidated balance sheet as of December 31, 1998,

        o our consolidated statements of operations, stockholders' equity, cash flows and comprehensive income (loss) for the ten month period ended December 31, 1996,

        o our consolidated statements of operations, stockholders' equity, cash flows and comprehensive income (loss) for the twelve-month period ended December 31, 1997, and

        o our consolidated statements of operations, stockholders' equity, cash flows and comprehensive income (loss) for the twelve-month period ended December 31, 1998.

These financial statements are incorporated herein in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

PART II           INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses, to be borne by the selling stockholder, in connection with the offering are as follows:

                                                                Amount
                                                              -----------
Registration Fee Under Securities Act of 1933.............    $ 1,841.00
NASD Filing Fee...........................................    $    *
Blue Sky Fees and Expenses................................    $    *
Printing and Engraving Certificates.......................    $    *
Legal Fees and Expenses...................................    $ 7,500.00
Accounting Fees and Expenses..............................    $ 5,000.00
Registrar and Transfer Agent Fees.........................    $    *
Miscellaneous Expenses....................................    $    *
                                                              -----------
        TOTAL.............................................    $14,341.00
                                                              ===========


-----------------

* Not applicable or none.

ITEM 15     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law ("DGCL"), Dental/Medical's Amended and Restated Certificate of Incorporation limits the personal liability of directors to Dental/Medical for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for (i) any breach of the director's duty of loyalty to Dental/Medical or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

Dental/Medical has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of Dental/Medical or of any subsidiary of Dental/Medical or of any other company or enterprise in which they are serving at the request of Dental/Medical. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Dental/Medical has purchased a directors and officers liability insurance policy in the amount of $5,000,000.

ITEM 16     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

See the Exhibit Index of this Registration Statement.

ITEM 17     UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                       SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westlake Village, State of California, on July 21, 1999.

                                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                                    (Registrant)

                           By: /S/ ROBERT H. GUREVITCH
                                       ------------------------------------
                               Robert H. Gurevitch
                                         Chairman of the Board and
                                         Chief Executive Officer

Each person whose signature appears below constitutes and appoints Robert H. Gurevitch and Stephen Ross, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



        SIGNATURE                               TITLE                                 DATE
       ----------                               -----                                 -----

 /s/ Robert H. Gurevitch
---------------------------       Chairman of the Board, Chief Executive
   Robert H. Gurevitch            Officer and President                             July 21, 1999




     /s/ Stephen Ross              Chief Financial Officer (Principal
---------------------------        Financial and Accounting Officer)                July 21, 1999
       Stephen Ross




     /s/ Jack Preston              Executive Vice President of Product              July 21, 1999
---------------------------        Development and Director
       Jack Preston


   /s/ Marvin Kleinberg            Director                                         July 21, 1999
---------------------------
     Marvin Kleinberg



     /s/ John Khademi              Director                                         July 21, 1999
---------------------------
       John Khademi


                                      EXHIBIT INDEX


NO.     ITEM

4.1 Specimen Stock Certificate of the Registrant [Incorporated by reference to Amendment No. 1 of Form SB-2 filed on April 7, 1997].

5.1     Opinion of Troop Steuber Pasich Reddick & Tobey, LLP.

23.1    Consent of PricewaterhouseCoopers, LLP.

23.2 Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included as part of Exhibit 5.1).

24.1    Power of Attorney (included in signature page).